Exhibit 10.1

AMENDMENT TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of September 19, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Ace Global Business Acquisition Limited (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of April 5, 2021 (as amended, the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of shareholders of the Company held on September 19, 2023, the Company shareholders approved (i) a proposal to amend and restate (the “Charter Amendment”) the Company’s amended and restated memorandum and articles of association to provide that the date by which the Company shall be required to effect a Business Combination to be further extended for a total of six (6) times for an additional one (1) month each time from October 8, 2023 to April 8, 2024 and (ii) a proposal to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination; and

WHEREAS, on the date hereof, the Company is filing the Charter Amendment with the Registrar of Corporate Affairs in the British Virgin Islands.

NOW THEREFORE, IT IS AGREED:

The Trust Agreement is hereby amended as follows:

1. Preamble. The third WHEREAS clause in the preamble of the Trust Agreement is hereby amended and restated to read as follows:

“WHEREAS, if a Business Combination is not consummated by October 8, 2023, 30 months following the closing of the IPO, the Company’s insiders may further extend such period by six (6) one-month periods, up to a maximum of 36 months in the aggregate following the closing of the IPO, by depositing into the Trust Account (as defined below) $0.05 per share issued at the IPO that have not been redeemed for each one-month extension from October 8, 2023 to April 8, 2024 (each such deadline, an “Applicable Deadline,” each such extension, an “Extension”); and

2. Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Ladenburg, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination letter has not been received by the Trustee by the 30-month anniversary of the closing of the IPO or, in the event that the Company extended the time to complete the Business Combination for up to 36-month from the closing of the IPO but has not completed the Business Combination within the applicable monthly anniversary of the Closing, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.

3. Exhibit D. Exhibit D of the Trust Agreement is hereby amended and restated in its entirety as follows.

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004-1561

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account No. [*] - Extension Letter

Ladies and Gentlemen:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Ace Global Business Acquisition Limited (“Company”) and Continental Stock Transfer & Trust Company, dated as of April 5, 2021, and as amended on January 5, 2023 and September 19, 2023 (“Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional one (1) month, from _________ to _________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $[•] (representing $0.05 for each public ordinary share that has not been redeemed into the trust account for each one (1) month extension), which will be wired to you, into the Trust Account investments upon receipt.

This is the ____ of up to fourteen Extension Letters.

Very truly yours,

Ace Global Business Acquisition Limited

By:
Name:
Title:

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cc: Ladenburg Thalmann & Co. Inc.

4. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

5. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

6. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

ACE GLOBAL BUSINESS ACQUISITION LIMITED

By:	/s/ Eugene Wong
Name:	Eugene Wong
Title:	Chief Executive Officer

[Signature Page to Amendment to the Trust Agreement]

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